Exhibit 99.1

Amesite Launches PREACTO™ App in Beta to Power Safety and Security at Home, Work, School and in Public Venues

Collaboration with Global Active Shooter Expert Chris Grollnek to Drive Awareness and Usage

DETROIT, July 16, 2024 (GLOBE NEWSWIRE) -- Amesite Inc. (NASDAQ: AMST), a leading artificial intelligence (AI) software company offering a cloud-based learning platform for business and education markets, announced today that the beta registration is now available for PREACTOTM, an innovative and proprietary app designed for personal safety and security. The new web app uses AI to provide helpful and easy-to-use tools for people who want to make their safety and security a priority, allowing them to proactively assess threats, plan safe routes and activities, update law enforcement, notify their circle of family and friends, and more.

The app will also offer Active Shooter Preparedness content developed together with world renowned expert Chris Grollnek, #ActiveShooterexpert, and founder of the Active Shooter Prevention Project. Amesite and ASPP announced their collaboration in March to create the app. The app targets serving Grollnek’s expansive audience and customer base, including Fortune 100 and 500 companies, small to large corporations and businesses, the entire government sector, public entities, and other organizations. This broad client base reflects the universal need for effective crisis response training across all sectors of society.

Americans are increasingly focused on reducing crime, with 58% of U.S. adults stating that crime reduction should be a top priority of the President and Congress, up from 47% in 2021. 40% of Americans, the highest percentage in three decades, report that they would be afraid to walk alone at night within a mile of their home. Fully 66% of adults reported that they avoided common activities because of fear of crime, including attending public events, visiting central areas of cities, taking walks, exercising or visiting local parks.

PREACTOTM’s toolkit is designed to make these activities safer and more secure. RescueCall instantly notifies loved ones and emergency services, ensuring swift assistance. CrimeMap provides real-time updates on local crime activities, helping users avoid dangerous areas. The app’s SafeZone feature offers risk assessments based on a user’s current location, while SafePath provides the safest route to any destination. Additionally, WeaponSight uses phone cameras to identify potential threats, and IncidentReporter enables fast documentation and reporting of threatening behavior to law enforcement or workplace authorities.

To request an invitation to participate in the PREACTOTM Beta, please visit: https: preacto.ai.

Glenn Norling, Executive Director of the Active Shooter Prevention Project, said: “Chris, I, and the rest of the Active Shooter Prevention Project community of experts are thrilled to partner with Amesite to put tools into the hands of everyone with a smartphone to enable them to proactively design their own personal security plans. Over the past few decades, the focus has primarily been on how to respond to these incidents by law enforcement. Changing the focus to educating and empowering everyone, using the current capabilities of artificial intelligence, gives us a powerful new way to drive even further down the road to #NEVERHERE.”

Chris Grollnek, Founder of the Active Shooter Prevention Project (ASPP), said, “Our mind is the most powerful weapon we have, and to “out-think” someone that wishes to do harm is the greatest asset we as individuals have, absent a first responder on the scene when an incident starts, which isn’t typically the case. This collaboration augments our mindpower with powerful AI, informed by and trained on our evidence-based practices. This app accelerates our progress to #NEVERHERE, and I’m pleased to inform these tools with decades of practical experience, delivered at scale.”

Dr. Ann Marie Sastry, CEO of Amesite, stated, “Following the successful launch of NurseMagicTM that uniquely offers AI tools directly to nurses to make their work more efficient and reduce their stress, we are now able to offer PREACTOTM by leveraging our infrastructure and the learning and guidance of global expert Chris Grollnek. Together, we aim to keep organizations and communities safer, 24/7 and globally, providing our users with powerful, easy-to-use tools to take charge of their own personal security.”

Connect with us on social media for the latest updates:

●	LinkedIn: https://www.linkedin.com/company/preacto/
●	Facebook: https://www.facebook.com/preacto/
●	Twitter: https://x.com/preacto
●	Instagram: https://www.instagram.com/preactoai/

About Amesite Inc.

Amesite Inc., an education tech SaaS company, offers its proprietary learning platform and content services to deploy affordable and effective AI for white-labeled online learning programs for colleges and universities. The company’s technology platform leverages cutting-edge AI to offer an innovative out-of-the box, AI-powered learning ecosystem, complete with 24/7 learner support, up-to-date content and ready-to-go programs to quickly deploy and generate revenue. With the announcement of NurseMagicTM, Amesite has entered the B2C AI app market. Amesite has also announced its intention to deliver other apps on its infrastructure including a Public Safety app that includes training and preparedness for active shooter response. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

MJ Clyburn

TraDigital IR

clyburn@tradigitalir.com

Sources

https://www.pewresearch.org/politics/2024/02/29/americans-top-policy-priority-for-2024-strengthening-the-economy/#growing-concerns-national-security-crime-and-immigration

https://news.gallup.com/poll/544415/personal-safety-fears-three-decade-high.aspx#:~:text=The%20data%20spans%201965%20to,48%25%20worried%20in%20January%201982.